Exhibit 5.1

Brian F. Leaf

+ 1 703 456-8053

bleaf@cooley.com

November 14, 2022

IronNet, Inc.

7900 Tysons One Place

Suite 400

McLean, VA 22102

Ladies and Gentlemen:

You have requested our opinion, as counsel to IronNet, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the resale of up to 25,164,773 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon conversion of the Company’s senior unsecured convertible promissory note, dated September 15, 2022 (the “Note”), issued pursuant to a Securities Purchase Agreement, dated September 14, 2022, between the Company and 3i, LP (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Note, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Conversion Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company, and/or adjustments in the conversion rate of the Note cause the Note to be convertible into more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the conversion price of the Note will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Conversion Shares, when sold and issued in accordance with the Note, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP    11951 Freedom Drive, Reston, VA 20190-5656

t: (703) 456-8000 f: (703) 456-8100 cooley.com

IronNet, Inc.

Page Two

Very truly yours,

COOLEY LLP

By:	/s/ Brian F. Leaf
Brian F. Leaf

Cooley LLP    11951 Freedom Drive, Reston, VA 20190-5656

t: (703) 456-8000 f: (703) 456-8100 cooley.com